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                                                                     Exhibit 3.1



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                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                         ACCESS FINANCIAL LENDING CORP.



1.       The name of the corporation is Access Financial Lending Corp.

2. The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of stock which the corporation shall have authority to issue is one thousand (1,000) shares of Common Stock and the par value of each such share is One Cent ($.01) amounting in the aggregate to Ten Dollars ($10.00).

5. Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide. The board of directors is expressly authorized to adopt, amend or repeal the by-laws of the corporation.






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6.       The corporation  reserves the right to amend,  alter,  change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights
         conferred  upon  stockholders   herein  are  granted  subject  to  this
         reservation.

7. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
         (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
         Section 174 of the Delaware General Corporation Law, or (iv) for any transaction for which the director derived any improper personal benefit. If the Delaware General Corporation Law or other applicable law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law or such other applicable law, as so amended. Any repeal or modification of this article by the stockholders shall not adversely affect any right or protection of a director existing at the time of such repeal or modification.




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